Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                     Of the Securities Exchange Act of 1934

[X]  Filed by Registrant
[ ]  Filed by Party other than Registrant


Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  use  by Commission only (as permitted by Rule 14a-6 (e)
     (2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional  Materials
[ ]  Soliciting Materials Pursuant to Section 240.14a-11 (c) or 240.14a-12

                   HEARTLAND COMMUNICATIONS & MANAGEMENT, INC.
                (Name of Registrant as Specified in its Charter)

                   HEARTLAND COMMUNICATIONS & MANAGEMENT, INC.
                   (Name of Person(s) filing Proxy Statement)

Payment of Filing Fee (check appropriate box):
[X]  No Fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

     1)   Title of each class of securities to which transaction applies: N/A

     2)   Aggregate number of securities to which transaction applies: N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the Filing fee is calculated and state how it was determined.): N/A

     4)   Proposed maximum aggregate value of transaction: N/A

     5)   Total Fee paid: N/A

[ ]  Fee paid previously with preliminary materials.  N/A
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the Filing for which the offsetting fee was paid previously. Identify the previous Filng by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: N/A

     2)   Form, Schedule or Registration Statement No.: N/A

     3)   Filing Party: N/A

     4)   Date Filed: N/A

                                                                         2 of 13


                                                              [GRAPHICS OMITTED]




                                                                  April 30, 1998

Dear HCMI Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held in Tysons Corner in the office building located at 8150 Leesburg Pike (Rt. 7), sixth floor conference room, Vienna, VA 22182 on Wednesday, June 17, 1998 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

         In addition to the formal items of business to be brought before the meeting, I will report on the Company's operations during 1998. This will be followed by a question and answer period.

         Your participation in HCMI's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

         We look forward to seeing you on June 17, 1998.

                                    Sincerely,





                                    Michael L. Foudy
                                    President and Chairman of the Board









                                                         (703) 883-1836
                                                       (703) 748-4844 fax
                                                       info@setmefree.com

                                                    1320 Old Chain Bridge Road
                                                            Suite 220
                                                     McLean, Virginia 22101


                               New Media Solutions

                                                                         3 of 13


                                                              [GRAPHICS OMITTED]







--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 17, 1998
--------------------------------------------------------------------------------


     The Annual Meeting of Stockholders of Heartland Communication & Management, Inc. will be held in the office building located in Tysons Corner at 8150 Leesburg Pike (Rt. 7), sixth floor conference room, Vienna, VA 22182 on Wednesday, June 17, 1998 at 10:00 a.m., for the following purposes:

     1.   To elect seven directors;

     2.   To approve the 1997 annual bonus pool

     3. To approve and ratify the appointment of BDO Seidman, LLP as independent auditors; and

     4. To transact such other business as properly may come before the meeting and any adjournment thereof.

         Stockholders of record at the close of business on March 31, 1998 are entitled to receive notice of, and vote at, the Annual Meeting.

                                    By Order of the Board of Directors,



                                    Bradford W. Baker
                                    Corporate Secretary

April 30, 1998


                                                         (703) 883-1836
                                                       (703) 748-4844 fax
                                                       info@setmefree.com



                                                    1320 Old Chain Bridge Road
                                                            Suite 220
                                                     McLean, Virginia 22101


                               New Media Solutions

                                                                         4 of 13
--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Heartland Communication & Management, Inc. ("HCMI" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on Wednesday, June 17, 1998. The Proxy Statement, the accompanying proxy card and Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission, are being mailed to stockholders on or about April 30, 1998. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

     The number of voting securities of HCMI outstanding on March 31, 1998, the record date for the meeting, was 1,389,314 shares of common stock, $.001 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

Voting of Proxies

     Since many HCMI stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting as set forth in this Proxy Statement. Stockholders are urged to read the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be cancelled by voting by ballot at the meeting.

     Stockholder proxies are received by DCM which is serving as the Company's proxy processing agent, and the vote is certified by Inspectors of Election. Proxies and ballots that identify the vote of individual stockholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except as necessary to meet legal requirements or in a contested proxy solicitation, and in cases where stockholders write comments on their proxy cards.

     HCMI's Proxy Committee consists of Michael L. Foudy, President, Chief Executive Officer, and Chairman of the Board of Directors, and Mr. Bradley Niemcek, Vice-President - Operations and Director. Proxy cards, unless otherwise indicated by the stockholder, also confer the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for directo named in Proposal 1 - Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

     Stockholders of record at the close of business on March 31, 1998, are entitled to receive notice of the meeting and to vote the shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any

                                                                         5 of 13


such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

Attendance at Annual Meeting

     To ensure the availability of adequate space for HCMI stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guest of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request from the Corporate Secretary a copy of the report of the proceedings of the meeting.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     A board of seven directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until the next their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board of Directors.

The board of Directors recommends a vote FOR the following nominees:

     MICHAEL L. FOUDY, born 1951, a principal founder, President, Chief Executive Officer and Chairman of the Board of Directors, graduated from the University of Arizona in 1973 and received a Juris Doctorate from the University of Arizona College of Law in 1976. Mr. Foudy hosted ATB=s "America The Beautiful" nationally syndicated talk radio show from February 27, 1995 until February 28, 1977 and now co-hosts "Newsmaker" which is broadcast on 119 radio stations by the United Broadcasting Network. H has diverse experience in public affairs, integrated marketing communications, strategic planning, management, entrepreneurship, finance, writing and broadcasting. Mr. Foudy=s accomplishments include creation of a 30,000 member Utility Shareholder's Association to intervene in rate legal cases and winning over $400 million in increased rate base. During the 1992 Presidential primary campaign, he was actively engaged in organizing a movement to draft an independent candidate for President (which activities generally would permit an independent candidate for President to obtain ballot access in all U.S. jurisdictions).

     During 1974, while in law school, Michael Foudy founded a small marketing communications company in Tucson. When he sold his interest in the Company thirteen years later, WFC/Westcom had grown to be the largest public affairs/public relations Company in Arizona with billings of over $7 million, with offices in Tucson, Phoenix and San Diego, a staff of twenty-five professionals, a base of Ablue chip" clients and a history of profitability.

     Since 1987, Mr. Foudy has undertaken a variety of projects on behalf of distressed clients. These range from a comprehensive marketing audit for the owners of Garfinckel=s Department Stores in Washington, D.C. to preparation of promotional and sales materials for the liquidation of $86 million of commercial property and the auction of 4,000 residential properties once owned by First
City Bank of Houston, Texas. He directed the successful repositioning of a master planned golf and retirement community owned by Fairfield Homes in Green Valley, Arizona and designed a comprehensive marketing communications program which doubled home sales for the troubled home builder. He also supervised the restructuring/liquidation of Compass Publishing based in Chicago, Illinois and Sarasota, Florida.

                                                                         6 of 13

     Mr. Foudy wrote the book Reinventing America which was published by the Institute for American Democracy. He serves on the Board of Directors of Heartland Capital Corporation, which he co-founded, and is Of Counsel to the DCM Group, an integrated communications strategy firm based in McLean, Virginia. Mr. Foudy has been active in a variety of charitable and community organizations including the Tucson Free Clinic, Tucson Community Food Bank, Arizona Opera Company and Southwestern Film Consortium. He currently serves on the foundation for American Liberty and the American Initiative Committee Board of Directors and is Editor of the American Initiative Newsletter.

     THOMAS BURGUM, born in 1935, is a principal of Thicksten Grimm Burgum, a Washington, D.C.-based law firm. Mr. Burgum is a 1958 graduate of Jamestown College (North Dakota) and a recipient of a 1965 law degree from the University of North Dakota. Since 1982, he has been a principal and Executive Vice President of Thicksten Grimm Burgum, overseeing the implementation of lobbying and consulting services to industrial financial and government clients. From 1980 - 1982, Mr. Burgum was the principal of Burgum and Associates, serving as a government relations consultant to a variety of agricultural and local government clients. In 1979 - 1980, he served as Deputy Under-Secretary of
Agriculture, directing operation of the FmHA (rural development) loan, Alternative Energy and Rural Rail Acquisition programs; in such capacity, Mr. Burgum was selected to act as chairman of the Secretary's Working Group of Agriculture and Transportation; selected to represent the Department in issue negotiations with the Office of Management and Budget as well as the Department of the Treasury; and received a Presidential Commendation for coordinating successful Carter Administration efforts to pass the rural Development Act of 1980. From 1971 - 1979, he served as a member of the staff of the appropriations committee for North Dakota Senator Quentin N. Burdick, directing legislative research for that committee's Agriculture, Transportation and Environmental Subcommittees and coordinated legislative efforts during the period with representatives of the Executive Branch during the Nixon, Ford and Carter Administrations. From 1972 - 1974, Mr. Burgum served as Staff Director of the Bankruptcy Reform committee for Senator Burdick= and directed the legislative drafting and lobbying effort for the Municipal Bankruptcy Amendments of 1975, acted as Staff Advisor for the Judiciary Subcommittee Chairman during the floor debate; and received a special Presidential commendation for staff work on the Municipal Bankruptcy Amendments. From 1968 - 1972, he served as North Dakota State's Attorney for Stutsman County; in such capacity, Mr. Burgum represented the state in all criminal prosecutions and, as the senior attorney for this governmental unit, managed all legal operations of the county.

     GREGORY JACKSON, born 1942, an undergraduate of Columbia University and Whitman college as well as a 1996 graduate of Columbia's Graduate School of Journalism, was the principal New York correspondent for ABC news from 1970 to 1977. Mr. Jackson went on to produce and host a number of network series and syndicated productions. These include: managing editor of "How'd They Do That?" a Telepictures/CBS 1994 B 1995 prime-time series; producer and host of "Up front With . . .,@ a syndicated half-hour celebrity series; producer and host of AHeart of the Mater,@ a WCBS (New York City) daily 15-minute ANightline@-style field piece and studio discussion; producer and host of AOne on One,@ an ABC nightly network half-hour high profile celebrity series (after ANightline@); executive producer of non-dramatic programming at CBS Cable; producer and host of ASignature@ for CBS Cable; producer and host of AHealthline,@ a weekly PBS health series; producer and writer of ATo Be An Astronaut,@ a one-hour ABC videocassette; producer and writer of ACaring For Your Newborn,@ a two-hour child care video with Dr. Benjamin Spock. Mr. Jackson is also author of the textbook, AGetting Into Broadcast Journalism." Mr. Jackson also has often served as a marketing advisor and board member on small, high-tech companies unrelated to broadcasting. For example, he created a video sales campaign key for a private company $450,000 in debt so successful that, due to a rise in sales and/or projected sales, the Company was bough out by a major competitor for $14,000,000. In 1989, he purchased, managed and (in 1996) sold a full service country club in Boise, Idaho. Mr. Jackson began his journalism career in Boise. He started with United Press International, became an assistant managing editor at the daily paper, press secretary to the Idaho governor and, finally, local television news director. In 1966, while in Columbia=s master degree in journalism program (where NBC had sent him) he was instrumental in setting up the school TV production program and subsequently taught.

                                                                         7 of 13


     SHARON M. MURPHY, born 1940, is Provost and Vice President for Academic Affairs of Bradley University. Dr. Murphy received her Ph.D. from the University of Iowa and has served in faculty and administrative positions at Marquette University, Southern Illinois University, University of Wisconsin- Milwaukee and, during 1977-78, as a Fulbright senior lecturer in mass communication at the University of Nigeria. She is co-author of Great Women of the Press (1983), co-editor of International Perspectives on News (1982), co-author of Let My
People Know:  American Indian Journalism  1828-1978 (1981),  co-editor of Screen
Experience: An Approach to Film (1968) and author of Other Voices: Black, Chicano and American Indian Press (1974). Dr. Murphy has been a public relations director, magazine editor and newspaper reporter. She was vice-president of the national Accrediting Council on Education in Journalism and Mass Communication (1983-1986), president of the Association for Education in Journalism and Mass Communication (AAEJMC@) (1986-1987) and member of various committees for AEJMC and the Association of Schools of Journalism and Mass Communication. She has been honored by Women in Communications, Inc., the Milwaukee Press Club, the Catholic School Press Association, the Jaycees, the YWCA and the Gannett Foundation. Dr. Murphy is a member of the North Central Association Consultant-Evaluator Corps and serves on the Board of Directors of the Everett McKinley Dirksen Congressional Leadership Research Center, the Women=s Fund of the Peoria Community Foundation, the Peoria Area Chamber of Commerce, the Peoria Symphony Orchestra, a member of the Peoria Riverfront Development Commission and the Peoria Race Relations Committee.

     BRADLEY B. NIEMCEK, born 1940, Vice President-Operations and director of the Company, is a 1965 Journalism graduate of Marquette University and is currently pursuing, on a part-time basis, a graduate degree in International Telecommunications at George Mason University. He plays an active role in the Heartland Radio Network, which not only provides marketing and management services to ATB Productions, L.L.C. but also has other broadcast activities under development. Mr. Niemcek is a 30-year veteran of the communications industry. He spent his early years as a newspaper reporter, television news writer and public relations executive. In addition, Mr. Niemcek for the past two decades has worked for, or established and built his own, companies specializing in client services based on emerging communications technologies. Mr. Niemcek began his career as a reporter and writer for the Milwaukee Sentinel and the NBC affiliates in that city, WTMJ radio and TV. He was recruited into the corporate public relations field in 1967 by Carl Byoir & Associates in Chicago and, after one year there, moved to its New York headquarters. Mr. Niemcek departed Byoir in 1974 to undertake a series of entrepreneurial enterprises in the sports promotion field, television syndication and in newsletter publishing. In 1982, he founded Newslink, Inc. to develop and market a satellite distribution service to connect public relations enterprises with the nation=s local TV newsrooms. By 1988, the firm had expanded to include offices in New York and Washington, D.C. and diversified into providing facilities management satellite services for broadcast and cable TV clients as well; its largest client was Cable News Network (ACNN@). Mr. Niemcek sold his interest in Newslink in 1988 and formed TV People, Inc., a television facilities management firm and, from his new base in the Washington, D.C. area, consulted on the development of a number of local and regional political campaigns.

     KIRBY S. RALSTON, born 1953, is a 1976 graduate of Texas Christian University with a B.A. in Journalism. While in college, Mr. Ralston worked in the sports department at the Fort Worth Star-Telegram. He also was a staff member of the TCU student newspaper and radio station. After graduation, Mr. Ralston joined the family-owned Ralston Advertising in Omaha, Nebraska where he handled the sales and marketing of promotional advertising products. In 1978, Mr. Ralston formed A Advertising & Supply, a direct mail marketing unit of Ralston Advertising specializing in the promotion of political campaign items. In 1990, Mr. Ralston was named President of Ralston Advertising/A Advertising & Supply. He is a board member of the Mid-America Direct Marketing Association and an active member of the Greater Omaha America Marketing Association and the Omaha Federation of Advertising.

     B. ERIC SIVERTSEN, born 1953, who graduated from the College of William & Mary in 1975 and George Mason University School of Law in 1981, previously served as an officer and director of various subsidiaries of DeRand Corporation of America. Mr. Sivertsen, who currently serves as executive vice president of Telecom Towers, L.L.C., is a member of the Virginia state bar and has extensive experience

                                                                         8 of 13


creating marketing strategies products and has coordinated the development of a national securities marketing organization and selling group. He has performed acquisition due diligence, including financial and other risk analysis of potential acquisitions, budget preparation and other pro forma financial analysis. Mr. Sivertsen has negotiated various acquisition-related agreements, including purchase and sale, senior and subordinated commercial financing, seller refinancing, mortgages, leases, employment and credit enhancement agreements. He also manages operations of a public telecommunications fund oversees preparation of budgets, contract negotiations, development of operating strategies, as well as the review and hiring of personnel. He served as senior deputy to the chairman of the board of DeRand Corporation of America, serves as in-house counsel to DeRand and Chief Personnel Manager and Administrator for several DeRand subsidiaries. During the last several years, he has been selected to speak at various investment seminars and conferences and on radio regarding telecommunications investments and investment banking.

The Board of Directors and its Committees

Board Meetings

     During 1997, the Board of Directors met once, and all directors attended that meeting. Consequently all directors attended more than 75% of the meetings of the Board.

Committees of the Board

     At the present time, the Board of Directors has no committees. During 1998 the Board expects to appoint the following committees: the Audit Committee, the Compensation and Stock Committee and the Executive Committee. Information concerning these committees is set forth below.

     The Audit Committee will oversee the performance, and review the scope, of the audit performed by the Company's independent accountants. The Audit Committee also will review audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services.

     The Compensation and Stock Committee will determine the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The compensation and Stock Committee will also be responsible for administering the Company's Stock Option Plan when implemented.

     The Executive Committee will be responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law.

Director Compensation

     Other than Michael L. Foudy and Bradley B Niemcek, directors receive no cash compensation for their services to the Company as directors but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. As compensation for serving on the Board, the then five directors (including Foudy, Alexenburg, Burgum, Ralston and Sivertsen) each received 12,500 shares of the Company's common stock during 1997. The issuance of these shares resulted in compensation expense of $31,250 being recorded by the Company.

Executive compensation

     Compensation of the Company's executives was subject to review and approval by the Company's Board of Directors during 1997. In determining the compensation to be paid to the Company's executive officers in 1997, the Company employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies

                                                                         9 of 13


are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

     The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock grants, as described below:

Remuneration

     The Company was formed on March 27, 1996 and therefore paid no compensation prior to that time. Under the current compensation agreements, dated as of May 1, 1996 with the Company, Michael L. Foudy and Bradley B. Niemcek earn compensation at the annual rate of $120,000 and $60,000, respectively, plus certain out-of-pocket expenses during this start-up period. In addition, Bradford W. Baker and Gerald Garcia have employment agreements with the Company which do not provide for direct compensatio but do make each eligible for certain employee benefits, including a bonus and/or stock options. (See Employment Agreements@ following.)

     Prior to the receipt of funds from the Initial Public Offering and if only the minimum funding is subscribed for in the Initial Public Offering and no other funds are available, it is intended that the amount of salaries for Messrs. Foudy and Niemcek will be reduced sufficiently until cash flow is available to adequately pay these amounts. However, it is intended that the difference between the full compensation level and what is paid will be accrued and ultimately paid when funds, if any, are available. It is currently anticipated that each of these individuals will devote up to approximately 50% of their time to either HCC or ATB Productions, L.L.C., affiliates of the Company (for which the Company will be reimbursed for that portion of the individual=s base salary). Determination of time allocation will be at the discretion of the Board of Directors. As the Company's operations develop, it is anticipated that additional personnel and outside consultants may be hired.

Employee Benefits

     It is anticipated that the Company will implement, in the near future, a Restricted Employee Stock Option plan under which its Board of Directors may grant employees, directors and certain advisors of the Company options to purchase its Shares at exercise prices of not less than 85% of the then current market price on the date of the grant. Any income from such options are not expected to be tax deferrable. As of the date of this Proxy Statement, the plan has not been defined and no options hav been granted but 600,000 Shares have been reserved. Moreover, the Company has agreed with certain state securities regulators that (i) the amount of outstanding options and warrants for its shares shall not exceed, during the period the offering is registered, more than 10% of the total Shares outstanding; and (ii) the term of any such warrants will be ten years or less. Finally, see "Employment Agreements" below with respect to employment agreements with four officers and employees providing, among othe terms, their ability annually to buy up to 100,000 Shares of common stock of the Company at $.10 per Share.

     The Company anticipates that it will adopt in the future an employee cash bonus program to provide incentive to the Company=s employees. It is anticipated that such a plan would pay bonuses to employees based upon the Company=s pre-tax or after-tax profit for a particular period. It is anticipated that the Company will adopt a retirement plan such as a 401(k) retirement plan and that it will implement an employee health plan comparable to the industry standard.
Establishment of such plans and their implementation will be at the discretion of the Board of Directors; any such bonus plan will be based on annual objective, goal-based criteria developed by the Board of Directors for eligible participants.

                                                                        10 of 13


Employment Agreements

     Messrs. Foudy, Baker and Niemcek (as of May 1, 1996) and Mr. Garcia (as of November 1, 1997) each entered into a three-year employment agreement with the Company (collectively, the AEmployment Agreements@) that provides for bonuses and such other benefits (including base annual salaries as to Messrs. Foudy and Niemcek). In addition, these employees are eligible to annually receive options to buy 100,000 Shares of common stock at $.10 per Share with terms, other than price, to be determined by the Board of Directors. Messrs. Foudy, Garcia, Baker and Niemcek and the Boards of Directors each have the right to terminate the Employment Agreements with or without cause at any time; provided, however, that termination by the Board of Directors without cause would obligate the Company to pay the compensation due under the applicable Employment Agreement for the remainder of its term. Pursuant to the terms of the Employment Agreements, Messrs. Foudy, Garcia, Baker and Niemcek have agreed that they will not compete with the Company during the period of their employment and for a one-year period after termination of the applicable Employment Agreement.

     Base salaries of the executive officers are targeted to be within the competitive range among communication companies similar in size to the Company. The base salaries of the executive officers are set forth in individual employment agreements.

     Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 1997 these goals included developing the Company's business plan, registering its stock with the Securities and Exchange Commission and arranging for working capital loans pending the completion of the Initial Public Offering ("IPO"). The Board of Directors makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of the individual executive officer towards the achievement of the Company's annual business goals.

     Stock awards or option grants are intended to provide the most meaningful component of executive compensation. Stock awards or option grants provide compensation in a manner that is intrinsically related to long-term stockholder value because such awards or options have value only to the extent of share appreciation from date of award or grant.

     The Committee believes that periodic stock awards or grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or pension plan. Periodic awards of stock or stock options are granted to executives at the discretion of the Board, based on an individual's contribution toward achieving the Company's strategic goals.

     In light of the Company's early stages in its development, the Company, in evaluating its executives, assigns less weight to the Company's near-term achievement of more traditional measures of corporate performance, such as earnings per share and return on equity. In its evaluation, the Company places more weight on its strategic goals of completing its business plan, effecting its Initial Public Offering with the Securities and Exchange Commission (the "SEC") and the funding of the Company's working capital needs. In this regard, the Company has completed its initial business plan and its Registration Statement was declared effective by the SEC on February 13, 1998. In regard to the Company's working capital needs, Michael L. Foudy has loaned, on an unsecured basis, in excess of $500,000 to the Company and its affiliates.

     In regard to the measures of corporate performance, such as return on equity, the Company has intentionally not yet paid any dividends. Furthermore, there has been no public trading in the Company's common stock. Without dividends or changes in share price, as measured in a public market, there is no return on equity. Consequently, such measures are currently not applicable to the Company and performance graphs reflecting such a return have not been included herein.

                                                                        11 of 13



                  PROPOSAL 2 - ESTABLISHMENT OF 1997 BONUS POOL

     The Board of Directors based the 1997 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. In addition, the Board of Directors is further recommending, in light of the policies and achievements described above including the provision of an unsecured working capital loan in excess of $500,000, the establishment of the 1997 bonus pool and that 100,000 shares of common stock of the Company and $120,000 in cash be transferred to the bonus pool for distribution by the Board of Directors. The Board further recommends that Michael L. Foudy, the Company's Chief Executive Officer, be the sole recipient of the 1997 bonus pool.

     The Board of directors recommends a vote for the creation and distribution of the 1997 bonus pool in the amounts and manner cited above.

Executive Compensation

     The following table summarizes the compensation paid by the Company to its Chief Executive Officer since March 27, 1996 (date of formation) through December 31, 1997.

                                                                     Annual
                                                      --------------------------------------            Other Annual
Name and Principal Position (4)              Year           Salary (2) (3)           Bonus              Compensation
-------------------------------              ----           --------------           -----              ------------
Michael L. Foudy                             1997           $ 25,000                   - (1)            $    6,250 (1)
    President, Chief Executive               1996           $ 75,000                   -
    Officer and Chairman of the
    Board



(1) Excludes 1997 bonus pool amounts since subject to approval (Proposal 2) and not yet paid.

(2) Represents cash compensation paid in each period. Due to cash deficiencies, significant portions of salaries as specified in the compensation agreements have been deferred, particularly in 1997, until funds, if any, are available as discussed above under "Remuneration."

(3) Includes compensation provided by affiliates of the Company as discussed above in "Remuneration."

(4) No disclosure needs to be provided for any executive officer other than the Chief Executive Officer since no executive officer was paid or will be paid (for accrued portions of payroll) an annual salary and bonus greater than $100,000 per year.

(5)  There is no long-term compensation or any other type of compensation.

     Section 162(m) of the internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. As noted above, the Company did not exceed this deductibility cap for any of its officers or employees.

   Principal Shareholders

     The following table sets forth certain information as of March 31, 1998 regarding the beneficial ownership of common stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, each of the directors of the Company, each of the executive officers of the Company and all executive officers and directors of the Company as a group.

                                                                        12 of 13

                                                                            Beneficial Ownership
                                                                            --------------------
                            Name                                 Number of Shares (3)         Percent (2)
                            ----                                 --------------------         -----------
Directors and Officers
         Michael L. Foudy (1)                                          270,671                      19.5%
         Gerald Garcia                                                  53,801                       3.8%
         Bradley B. Niemcek                                              5,412                        .4%
         Bradford W. Baker                                                   -                         -
         Ron Alexenburg                                                 12,500                        .9%
         Thomas Burgum                                                  12,500                        .9%
         Kirby Ralston                                                  12,500                        .9%
         B. Eric Sivertsen                                              12,500                        .9%
         Gregory Jackson                                                     -                         -
         Sharon Murphy                                                       -                         -
                                                                       -------                      ----

All executive officers and directors as a group (10 persons)           379,884                      27.3%
                                                                       =======                      ====


(1) Mr. Foudy would also have been included as a more than 5% owner of outstanding common stock.

(2) Reflects 1,389,314 total outstanding shares of common stock as of March 31, 1998.

(3) Does not include warrants inasmuch as the Company does not believe it is probable they will be exercisable.

                PROPOSAL 3 - APPOINTMENT OF INDEPENDENT AUDITORS

     Management has recommended and the Board of Directors approved the appointment of BDO Seidman, LLP as independent auditors for the fiscal 1998, subject to stockholder approval and ratification.

     Management, in arriving at its recommendation to the Board, reviewed the performance of BDO Seidman, LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. Management has expressed its satisfaction with BDO Seidman, LLP in these respects.

     BDO Seidman, LLP has served as the Company's independent auditor since the Company's inception in 1996. Representatives of BDO Seidman, LLP will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

     The Board of Directors recommends a vote FOR the approval of the appointment of BDO Seidman, LLP as independent auditors of the Company for the year 1998.

Other Matters

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the Proxy committee to vote as recommended by the Company.

Proxy Solicitation

     The cost of solicitation of proxies will be borne by the Company. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail,

                                                                        13 od 13


but directors, officers, and other employees of the Company may also solicit in person, by telephone, facsimile, or by mail. The Company has retained DCM to assist in the solicitation of proxies. DCM will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $1,000 plus reimbursement of customary out-of-pocket expenses.

Deadline for Submission of Stockholder Proposals for Next Year's Annual Meeting

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 1, 1998.

The Company's Annual Report, on Form 10-K, including the Company's audited financial statements for the year ended December 31, 1997, is being mailed herewith to all stockholders of record.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                    By Order of the Board of Directors,




                                    Bradford W. Baker
                                    Corporate Secretary


1320 Old Chain Bridge Road
Suite 220
McLean, VA 22101
April 30, 1998